UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2016

TYCO INTERNATIONAL PLC
(Exact Name of Registrant as Specified in its Charter)

Ireland	98-0390500
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-13836
(Commission File Number)

1 Albert Quay,
Albert Quay, Cork, Ireland
(Address of Principal Executive Offices, including Zip Code)

353-21-426-0000
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                                           Results of Operations and Financial Condition.

On July 29, 2016, Tyco International plc (the “Company”) issued a press release reporting the Company’s third quarter results for fiscal 2016.  A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated by reference in this Item 2.02.

Item 8.01                                           Other Events.

Attached and incorporated herein by reference as Exhibit 99.1 is a copy of the press release dated July 29, 2016 reporting the Company's third quarter results for fiscal 2016 issued by the registrant on July 29, 2016.

Item 9.01                                           Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated July 29, 2016 regarding Tyco’s third quarter results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL PLC
(Registrant)

	By:	/s/ ROBERT E. OLSON
Robert E. Olson
Executive Vice President, Chief Financial Officer and Chief Accounting Officer

Date: July 29, 2016